UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

RURAL/METRO CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2009

To Our Stockholders:

The Annual Meeting of Stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), will be held on December 10, 2009, at 11:00 a.m. local time, at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, for the following purposes:

1.	To elect two (2) directors to serve for three-year terms or until their successors are elected;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010; and

3.	To consider and act upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on the record date, November 2, 2009, will receive notice of and be entitled to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure representation at the Annual Meeting, however, stockholders are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose, or vote electronically via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 10, 2009:

The proxy statement and 2009 annual report to stockholders are available at www.ruralmetro.com.

By Order of the Board of Directors

Kristine B. Ponczak, Secretary

Scottsdale, Arizona

October 28, 2009

IT IS IMPORTANT THAT STOCKHOLDERS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROXIES MAY ALSO BE PROVIDED BY USING THE INTERNET OR THE TELEPHONE.

RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

PROXY STATEMENT

This proxy statement is being furnished to stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on December 10, 2009, at 11:00 a.m. local time, at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of Annual Meeting of Stockholders accompanies this proxy statement.

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of the Company by its Board of Directors for use at the Annual Meeting for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258.

These proxy solicitation materials were first mailed on or about November 5, 2009, to all stockholders entitled to vote at the Annual Meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on the record date, November 2, 2009, are entitled to notice of and to vote at the Annual Meeting. As of November 2, 2009, there were issued and outstanding 24,889,105 shares of common stock of the Company. Each share of common stock is entitled to one vote upon any proposal submitted for a vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares that are present and entitled to vote but are not voted at the direction of the beneficial owner (called “abstentions”) and votes withheld by brokers or other nominees in the absence of instructions from beneficial owners (called “broker non-votes”) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Meeting.

Vote Required; Abstentions and Broker Non-Votes

With respect to Proposal 1, the two nominees for director receiving the highest number of affirmative votes duly cast by the Company’s outstanding common stock will be elected as directors for three-year terms and until their successors are elected and qualified. Accordingly, abstentions and broker non-votes will not be counted in determining the outcome of the election of directors.

With respect to Proposal 2, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval. Accordingly, abstentions will have the same effect as a vote against this proposal and broker non-votes will not be counted in determining the outcome.

Voting; Inspector of Election

Votes may be cast by proxy or in person at the Annual Meeting. The Company will appoint an inspector of election in the manner provided by the law of Delaware, the Company’s state of incorporation, who will count the votes and act as the inspector of election at the Annual Meeting and also determine whether a quorum is present.

Proxies

The shares represented by the proxies received, properly marked, dated, and signed, or submitted via the Internet or by telephone by following the instructions on the proxy card will be voted at the Annual Meeting.

When a proxy card is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of the nominees set forth in this proxy statement, (ii) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010, and (iii) in accordance with the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company’s executive offices, to the attention of the Corporate Secretary prior to the vote at the Annual Meeting, written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or via the Internet), or by attending the Annual Meeting and voting in person.

Solicitation

The Company will pay the costs of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Certain of the Company’s directors and officers also may solicit proxies personally or by mail, telephone or e-mail without additional compensation.

Annual Report and Other Matters

The 2009 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about the Company’s activities, but is not incorporated into this proxy statement and is not part of these proxy soliciting materials. The information contained in the “Report of the Compensation Committee of the Board of Directors” and the “Report of the Audit Committee of the Board of Directors,” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Company will provide upon written request, without charge to each stockholder of record as of the record date, a copy of its Annual Report on Form 10-K for the year ended June 30, 2009, as filed with the Securities and Exchange Commission (“SEC”). Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon written request at the actual expenses the Company’s incurs in furnishing such exhibits. Any such requests should be directed to the Corporate Secretary at the Company’s executive offices set forth in this proxy statement.

PROPOSAL TO ELECT DIRECTORS

(Proposal 1)

Nominees

The Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors. Presently, the number of directors is fixed at seven.

The Board of Directors is divided into three classes, with one class standing for election each year for three-year terms and until successors of such class have been elected and qualified.

As of the date of this proxy statement, the Board of Directors consists of the following persons:

Name	Class of Director	Annual Meeting At Which Term Will Expire
Eugene I. Davis.	III	2009
Henry G. Walker	III	2009
Conrad A. Conrad	I	2010
Earl P. Holland	I	2010
Jack E. Brucker	I	2010
Christopher S. Shackelton	II	2011
Robert E. Wilson	II	2011

The Board of Directors has nominated Eugene I. Davis and Henry G. Walker for election as Class III directors for three-year terms and until their respective successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxy cards received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE. The two nominees for director receiving the highest number of affirmative votes duly cast will be elected as directors for three-year terms. Accordingly, abstentions and broker non-votes are not counted in determining the outcome of the election of directors.

The following table sets forth information regarding the Company’s directors and executive officers, including certain biographical information.

Name	Age	Positions with the Company
Conrad A. Conrad	63	Chairman of the Board and Director
Eugene I. Davis	54	Director(2)(3)
Earl P. Holland	64	Director(1)(2)
Christopher S. Shackelton	30	Director(1)(3)
Henry G. Walker	62	Director(1)(2)
Robert E. Wilson	62	Director(2)(3)
Jack E. Brucker	57	President, Chief Executive Officer and Director
Kristine B. Ponczak	45	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Brian O. Allery	43	Senior Vice President and Chief Administrative Officer
Donna Berlinski	40	Vice President, Principal Accounting Officer and Controller

(1)	Member of the Compensation Committee.
(2)	Member of the Corporate Governance Committee.
(3)	Member of the Audit Committee.

Conrad A. Conrad became a member of the Board of Directors in October 2005, and was named Chairman of the Board of Directors in July 2008. Mr. Conrad was employed with The Dial Corporation from August 2000 through October 2005, and served as its Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad is a member of the Board of Directors of Universal Technical Institute, Inc. and Fender Musical Instruments Corporation.

Eugene I. Davis became a member of the Board of Directors in March 2008 pursuant to a settlement agreement dated January 25, 2008 among Accipiter Capital Management, LLC (“Accipiter”) and it affiliates, Mr. Davis, Earl P. Holland and the Company (the “Settlement Agreement”). See “Settlement Agreement,” below. Mr. Davis has served as Chairman and Chief Executive Officer of PIRINATE Consulting Group, L.L.C., a privately held consulting firm since 1997. PIRINATE specializes in turn-around management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. Mr. Davis also serves as a director of American Commercial Lines Inc., Atlas Air Worldwide Holdings, Inc., Haights Cross Communications, Inc., Knology, Inc., Solutia Inc. and TerreStar Corporation.

Earl P. Holland became a member of the Board of Directors in March 2008 pursuant to the Settlement Agreement. Mr. Holland served from 1981 to January 2001 in a number of capacities, most recently as the Chief Operating Officer and Vice Chairman, of Health Management Associates, Inc., a hospital company operator that trades on the New York Stock Exchange. He retired in January 2001 and is now a private investor. Mr. Holland currently serves as a director and member of the compensation committee of Team Health, a private company in the business of supplying physician staffing for hospitals and military bases. He is also a director of Orion Bancorp, a large private bank in Florida, where he serves as the chairman of each of the audit committee and compensation committee. Mr. Holland is also the Chairman of the board of directors of Cornerstone National Insurance Co., a private automobile insurance company, and serves on its compensation committee. Mr. Holland is also a director of Medical Diagnostic Technology, a private company specializing in early cancer detection.

Christopher S. Shackelton became a member of the Board of Directors in March 2008 pursuant to the Settlement Agreement. Mr. Shackelton is a managing partner and co-founder of Coliseum Capital Management, LLC. Coliseum is a private investment partnership that makes long-term investments in both public and private companies. Prior to founding Coliseum, Mr. Shackelton was an analyst at Watershed Asset Management from 2003 through 2005. Earlier in his career, Mr. Shackelton worked in the investment banking division of Morgan Stanley & Co. Mr. Shackelton was appointed to the Board of Directors in February 2009 of Interstate Hotels & Resorts, Inc. and presently serves as a Trustee for the Walter Johnson Foundation.

Henry G. Walker has been a member of the Board of Directors since September 1997. Mr. Walker is currently a partner in the management consulting firm of Andrade/Walker Consulting, LLC. From March 1997 to March 2004, he served as President and Chief Executive Officer of Providence Health System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of Health Partners of Southern Arizona, a healthcare delivery system. Mr. Walker is a Board member of St. Joseph Health System, a private, non-public health system based in Orange, California.

Robert E. Wilson became a member of the Board of Directors in November 2003. Mr. Wilson was employed by Arthur Andersen LLP from 1972 to 2001, becoming a partner in 1986. Among other responsibilities as a partner, he served as a member of the firm’s national healthcare industry business turnaround practice. From 2001 through 2002, Mr. Wilson provided commercial litigation and financial due diligence consultation services through a national consulting firm. Mr. Wilson served as the Chief Financial Officer of Billings Clinic, an integrated health provider system, from August 2006 through October 2008, and currently serves as a Managing Director of Huron Consulting Group.

Jack E. Brucker has served as the President and Chief Executive Officer and has been a member of the Board of Directors since February 2000. Mr. Brucker served as the Senior Vice President and Chief Operating Officer from December 1997 until February 2000.

Kristine B. Ponczak has served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary since October 2006. Ms. Ponczak served as Vice President and Treasurer from December 2004 to October 2006. In addition, Ms. Ponczak served as Director of Financial Planning from April 1998 until December 2004.

Brian O. Allery has served as Senior Vice President and Chief Administrative Officer since March 2008. Prior to assuming this role, Mr. Allery served the Company since 1996 in various managerial roles in the areas of risk, insurance, safety, purchasing, benefits administration and real estate.

Donna Berlinski has served as Vice President, Principal Accounting Officer and Controller since June 2008. Ms. Berlinski joined Rural/Metro in 1997 as Accounting Manager. She was promoted to Corporate Director of Finance and Accounting in 2000, and served in that role until 2003 when she was promoted to Managing Director of Corporate Governance and Compliance. Ms. Berlinski developed and managed the Company’s Sarbanes-Oxley compliance program, completing implementation of Section 404 requirements on an accelerated time frame. Most recently, she served as Managing Director of Revenue Cycle Management, leading a variety of projects aimed at enhancing overall billing and collections performance.

Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the Company’s directors or executive officers.

Settlement Agreement. Pursuant to the Settlement Agreement, among other things, Christopher S. Shackelton, a director nominee proposed by the Company and approved by Accipiter, was appointed to the Board to serve as a Class II director and Eugene I. Davis, a director nominee proposed by Accipiter and approved by the Board, was appointed to the Board to serve as a Class III director. The appointments were effective on the date of the 2007 annual meeting of stockholders (held March 27, 2008). Mr. Shackelton was elected to a three-year term as a Class II director at the 2008 annual meeting of stockholders (held December 16, 2008). Pursuant to the Settlement Agreement, the Company also agreed to include Earl P. Holland, an Accipiter nominee approved by the Board, in the slate of Class I director nominees presented by the Company for election at the 2007 annual meeting, and Mr. Holland was elected to a three-year term as a Class I director at such meeting.

Meetings and Committees of the Board of Directors

The Company’s bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. The Board of Directors has appointed the following standing committees: an Audit Committee; a Compensation Committee; and a Corporate Governance Committee. Membership in the committees is indicated in the table above.

Audit Committee. The Audit Committee, which is established as a standing committee in accordance with Section 3(a)(58) of the Exchange Act, reviews the Company’s annual and quarterly financial statements and related SEC filings, significant accounting issues and the scope of the audit with the Company’s independent registered public accounting firm, and is available to discuss other audit-related matters with management, the Company’s internal audit department and the Company’s independent registered public accounting firm that may arise during the year. In addition, the Audit Committee assists the Board of Directors with oversight of the performance of the Company’s internal audit function. The Audit Committee has various other authorities and responsibilities as set forth in its formal written charter, the adequacy of which is reviewed annually. The charter is available on the Company’s website at www.ruralmetro.com. The Audit Committee also functions as the Company’s qualified legal compliance committee. The Audit Committee held 10 meetings during the fiscal year ended June 30, 2009. The members of the Audit Committee are Robert E. Wilson (Chair), Eugene I. Davis and Christopher S. Shackelton. The Board of Directors has determined that each of Robert E. Wilson, Eugene I. Davis and Christopher S. Shackelton qualifies as an “audit committee financial expert” within the meaning of the SEC’s definition and that each of them is “independent,” as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board relating to compensation of the Company’s executives and directors. The Compensation Committee is also charged with overseeing and advising the Board on the adoption of policies that govern the Company’s compensation programs, including equity and benefit plans. The Compensation Committee also monitors employee relations issues, and oversees senior management structure. The members of the Compensation Committee are Earl P. Holland (Chair), Henry G. Walker and Christopher S. Shackelton. Each of the current members of the Compensation Committee meets the definitions of (i) “independent” within the meaning of the listing standards of The Nasdaq Stock Market, (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee operates under a charter, reviewed annually, which describes the committee’s responsibilities, functions and authority . The charter is available on the Company’s website at www.ruralmetro.com. The Compensation Committee held seven meetings during the fiscal year ended June 30, 2009.

Corporate Governance Committee. The Corporate Governance Committee reviews credentials of existing and prospective directors and recommends classes of directors for approval by the Board of Directors. See “Director Nominations” below. The Corporate Governance Committee also reviews the succession planning for key executive personnel. The Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes to those guidelines to the Board of Directors. The Corporate Governance Committee operates under a charter, reviewed annually, which describes the committee’s responsibilities, functions and authority. The charter is available on the Company’s website at www.ruralmetro.com. The members of the Corporate Governance Committee are Henry G. Walker (Chair), Eugene I. Davis, Earl P. Holland and Robert E. Wilson. The members of the Corporate Governance Committee are independent, as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2009.

Meetings of the Board of Directors. The Company’s Board of Directors held a total of 11 meetings during the fiscal year ended June 30, 2009. All of the incumbent members of the Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, but directors are encouraged to attend. Three members of the Board of Directors attended the 2008 annual meeting of stockholders.

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the following members of the Board is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards: Conrad A. Conrad, Eugene I. Davis, Earl P. Holland, Christopher S. Shackelton, Henry G. Walker and Robert E. Wilson. Accordingly, a majority of the Board of Directors, and each member of each of the committees appointed by the Board of Directors, is “independent” as defined by Rule 4200(a)(15). In making this determination, the Board of

Directors solicited information from each of the Company’s directors regarding whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors considered the responses of the Company’s directors and determined that none of the directors had any such interest.

Director Nominations

Nominations of candidates for election as directors may be made by the Board of Directors upon recommendation by the Corporate Governance Committee, or by stockholders. The Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.

Stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in the Company’s bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. Under these procedures, a notice setting forth information specified in the bylaws must be received by the Company at its principal executive offices: (i) not less than 60 days prior to the annual meeting if such meeting is held on a day that is within 30 days preceding the anniversary of this year’s meeting (December 10, 2009); (ii) not less than 90 days prior to the annual meeting if such meeting is held on or after the anniversary date of this year’s meeting (December 10, 2009); or (iii) if the 2010 annual meeting is held on a date preceding the anniversary of this year’s meeting by more than 30 days, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting. The deadline for submission of any director nominations by stockholders for the next annual meeting is set forth in the proxy statement for each annual meeting.

Stockholders nominating candidates for election as directors also are required to provide the following information with respect to their nominees:

•	Name, age and business and residential address of the stockholder and nominee;

•	Representation that the stockholder is a stockholder of record on the date of the nomination;

•	Representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•

Description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	Any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	Written consent of each nominee to serve as a director if so elected.

In the event of any stockholder recommendations for nomination, the Corporate Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Corporate Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Corporate Governance Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of such person at the next annual meeting. Stockholders may submit in writing recommendations for consideration by the Corporate Governance Committee to the attention of the Company’s Corporate Secretary at Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ, 85258. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Corporate Governance Committee to consider, as well as all items required under the Company’s bylaws.

The Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates. In evaluating potential director nominees, the Corporate Governance Committee considers the following factors:

•	Personal characteristics: highest personal and professional ethics, integrity and values; an inquiring and independent mind; and practical wisdom and mature judgment.

•	Broad training and experience at the policy-making level in business, health care, government or technology.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations.

•	Willingness to represent the best interests of all stakeholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to the Company and its stakeholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

If the Board of Directors determines that there is a need for directors with different skills or perspectives, the members of the Board of Directors are polled to determine if they know of potential candidates meeting these criteria. The Company may engage a third party to perform a background check to determine whether a new candidate for election as director has any issues that should be considered in the Board of Directors’ evaluation of his or her candidacy.

Communications with the Board of Directors

Stockholders may communicate with any and all members of the Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board) at the following address and fax number: Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258; (480) 606-3415 facsimile.

Communications from stockholders to one or more directors will be collected and organized by the Company’s Corporate Secretary under procedures approved by the Company’s independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of

that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with the Company’s counsel.

Director Compensation and Other Information

Employees of the Company who serve on the Board of Directors receive no additional compensation for serving on the Board. The compensation program for non-employee directors includes the following elements:

•	Annual cash retainer of $40,000;

•	The Chairman receives an additional annual retainer of $50,000;

•	The chair of the Audit Committee receives an additional annual retainer of $15,000, and all other committee chairs receive an additional annual retainer of $10,000;

•

Cash fee of $2,000 for each Board or committee meeting attended in person, and $1,000 for each Board or committee meeting attended by telephone, provided that only one cash fee will be paid in the event of multiple meetings held during the regular quarterly Board and committee meetings;

•	Retainers and meeting fees are paid monthly in arrears;

•	Reasonable expenses of the directors are reimbursed in accordance with Company policies;

•	Initial grant of 10,000 restricted stock units (“RSUs”) upon first election or appointment as a non-employee director; and

•

Annual grant of 6,500 RSUs on the date of the annual meeting of stockholders for each non-employee director (other than a non-employee director who is first elected or appointed to serve on the date of the annual meeting) who continues to serve on the Board immediately following such meeting.

For non-employee directors whose initial service commences on a date other than in connection with an annual meeting of stockholders, the initial grant of 10,000 RSUs vest as follows: (i) 3,000 RSUs vest one year from the date of grant, (ii) 3,000 RSUs vest two years from the date of grant, and (iii) 4,000 RSUs vest three years from the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such date. For non-employee directors whose initial service commences on the date of an annual meeting of stockholders, the tranches described in the preceding sentence vest on the three subsequent annual meeting dates, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date. Thereafter, the 6,500 RSUs granted annually to non-employee directors vest as follows: (i) 2,000 RSUs vest on the date of the first annual meeting of stockholders following the date of grant, (ii) 2,000 RSUs vest on the date of the second annual meeting of stockholders following the date of grant, and (iii) 2,500 RSUs vest on the date of the third annual meeting of stockholders following the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date.

In February 2008, the Board of Directors approved stock ownership and retention guidelines for the Company’non-employee directors. The Board adopted these guidelines in order to encourage non-employee directors to acquire and retain ownership of a significant number of shares of the Company’s common stock while they serve as the Company’s directors. Under the guidelines, during their service on the Board, each non-employee director is expected to achieve and maintain an ownership interest in the Company’s common stock either (a) having a value equal to three times his or her base annual cash retainer for service on the Board, or (b) equal to at least 30,000 shares of the Company’s common stock.

•

Non-employee directors are expected to achieve compliance with the guidelines within five years of the date on which the guidelines were adopted or, if later, five years from the date of the non-employee director’s initial election to the Board.

•

Within one year of the date the policy was adopted, non-employee directors are expected to own a minimum of 3,000 shares that are not subject to any vesting requirements (e.g., shares purchased on the open market or otherwise owned outright and free of restrictions).

For purposes of the guidelines, “ownership” includes 100% of the value or number of shares of the following:

•	Unvested restricted shares or RSUs granted under the non-employee director compensation program;

•	Shares of common stock acquired upon the vesting of RSUs or restricted stock, or upon the exercise of stock options; and

•	Shares acquired through open market purchases.

Unexercised stock options (whether or not vested) and shares related to awards transferred as permitted by the 2008 Incentive Stock Plan (the “2008 Stock Plan”) are not counted as being owned for purposes of the ownership guidelines. Ownership status for calculating compliance with the guidelines will be determined based on the average closing price of the Company’s common stock for the most recent 20 trading days prior to the date of determination.

The Board receives an annual update as of June 30 of each year showing each director’s ownership interest in the Company’s common stock for purposes of the ownership guidelines. Directors who are not in compliance with the guidelines are not permitted to dispose of (or otherwise transfer) shares of Company stock while serving on the Board. If a director sells stock, then the director will be required to certify whether or not he or she is in compliance with the guidelines as of the date of each sale.

The following table sets forth the compensation paid for service in fiscal 2009 to non-employee directors:

Director Compensation — Fiscal 2009

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Conrad A. Conrad	105,000	7,116	112,116
Eugene I. Davis	62,750	9,713	72,463
Earl P. Holland	67,000	9,713	76,713
Christopher S. Shackelton	66,750	9,713	76,463
Henry G. Walker	68,000	7,116	75,116
Robert E. Wilson	75,000	7,116	82,116
Louis G. Jekel(1)	44,000	—	44,000

(1)	Mr. Jekel’s service as a director terminated effective December 16, 2008.
(2)

The amounts in this column reflect the accounting expense recognized for financial statement reporting purposes with respect to RSUs granted to the non-employee directors during fiscal 2009 pursuant to the 2008 Stock Plan, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R). The accounting expense for the awards is generally spread over the number of months of service required for the shares subject to the award to vest. For a description of the assumptions made by the Company in connection with such expense, refer to Note 13 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2009. The following table sets forth the grant date fair value of RSUs granted to each non-employee director pursuant to the 2008 Stock Plan during fiscal 2009, as computed in accordance with SFAS 123(R):

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)(a)	Grant Date Fair Value of Stock and Option Awards($)(b)
Conrad A. Conrad	12/16/2008	6,500	11,635
Eugene I. Davis	12/16/2008	6,500	11,635
Earl P. Holland	12/16/2008	6,500	11,635
Christopher S. Shackelton	12/16/2008	6,500	11,635
Henry G. Walker	12/16/2008	6,500	11,635
Robert E. Wilson	12/16/2008	6,500	11,635
Louis G. Jekel(c)	—	—	—

(a)	Represents the total number of shares of common stock issuable upon vesting of RSUs granted under the 2008 Stock Plan. The RSUs vest over a three-year period with one-third vesting on each of the Annual Meetings of Stockholders following such grant, provided that the director continues to serve on the Board of Directors.
(b)	The amounts in this column reflect the grant date fair value of RSUs granted to the non-employee directors during fiscal 2009 pursuant to the 2008 Stock Plan, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a description of the assumptions made by the Company in connection with such expense, refer to Note 13 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2009.
(c)	Mr. Jekel’s service as a director terminated effective December 16, 2008. Mr. Jekel did not hold any RSUs.

The following table sets forth information regarding outstanding equity awards held by non-employee directors:

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)
	Exercisable
Conrad A. Conrad	—	—	—	11,000	28,050
Eugene I. Davis	—	—	—	13,500	34,425
Earl P. Holland	—	—	—	13,500	34,425
Christopher S. Shackelton	—	—	—	13,500	34,425
Henry G. Walker	7,500	6.44	11/18/2009	11,000	28,050
	2,500	2.00	12/13/2010
	2,500	0.44	12/18/2011
	5,000	2.24	10/7/2012
Robert E. Wilson	—	—	—	11,000	28,050
Louis G. Jekel(c)	—	—	—	—	—

(a)	Represents the number of shares of common stock underlying unvested RSUs granted to the non-employee directors pursuant to the 2008 Stock Plan. The RSUs vest over a three year period with one-third vesting on each of the Annual Meetings of Stockholders following such grant, provided that the director continues to serve on the Board of Directors.
(b)	Amount is based on closing price of $2.55 per share of common stock of the Company on June 30, 2009.
(c)	Mr. Jekel’s service as a director terminated effective December 16, 2008. As of June 30, 2009, Mr. Jekel did not hold any RSUs or options to purchase shares of common stock of the Company.

Transactions with Related Persons

There were no related persons transactions in fiscal 2009. The term “related persons transaction” refers to transactions required to be disclosed in Company filings with the SEC pursuant to Item 404 of Regulation S-K.

Policies and Procedures with Respect to Related Party Transactions

In accordance with its written charter, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions.

Report of the Audit Committee of the Board of Directors

The Audit Committee consists of Messrs. Wilson, Davis and Shackelton. The Audit Committee charter, which is reviewed annually, requires the Audit Committee to perform various functions. Each member of the Audit Committee is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee has (i) reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”), the audited financial statements for June 30, 2009, (ii) reviewed and discussed with management and PwC management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting, (iii) discussed with PwC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380) and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee concerning independence, and (iv) discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for fiscal 2009 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

Audit Committee of the Board of Directors

Robert E. Wilson, Chairman

Eugene I. Davis

Christopher S. Shackelton

The Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit service fees and its appointment of PwC as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Audit Fees. The aggregate fees billed by PwC for professional services rendered in connection with the audit of the Company’s consolidated financial statements, review of the Company’s interim consolidated financial information and Sarbanes-Oxley Section 404 requirements, totaled $1,337,040 for fiscal 2009 and $2,687,394 for fiscal 2008.

Audit-Related Fees. PwC did not perform any audit-related services for the Company in fiscal 2009 or fiscal 2008.

Tax Fees. The aggregate fees billed by PwC for professional services rendered in connection with tax planning and tax advice totaled $21,931 for fiscal 2009 and $42,921 for fiscal 2008.

All Other Fees. The aggregate fees billed by PwC for all other professional services rendered during fiscal 2009 and fiscal 2008 were $1,500 for each fiscal year. Such other fees related to the annual license fee for PwC’s accounting research reference service.

The policy of the Audit Committee is to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company’s independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. During the last two fiscal years, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees have been pre-approved by the Audit Committee. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting.

CODE OF ETHICS

The Company’s website contains the Company’s Code of Ethics and Business Conduct (“Code of Ethics”), which is the Company’s code of business conduct and ethics for its directors and employees, including the Chief Executive Officer and Chief Financial Officer, at www.shareholder.com/ruralmetro/downloads/Code_of_Business_Conduct.pdf. Any amendment to the Code of Ethics will be posted on the Company’s website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the fiscal 2009 compensation objectives and practices relating to the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and the other executive officers named in the Summary Compensation Table. These individuals are referred to in this proxy statement as the named executive officers (the “NEOs”). This discussion addresses developments in the Company’s executive compensation program that were implemented during fiscal 2009, as well as additional refinements that The Company has implemented so far during fiscal 2010.

Overview of Executive Compensation Program. The Company’s NEO compensation programs are based on the belief that the interests of the NEOs should be closely aligned with those of the stockholders of the Company. The NEO compensation programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation. Prior to fiscal 2008, the Company’s executive compensation programs focused mostly on one-year plans with management incentive program targets taken directly from the annual operating budget. With the availability of an equity compensation plan beginning in fiscal 2008, however, the Compensation Committee began to develop long-term compensation elements for NEOs other than the CEO (please see “Overview of Executive Compensation Program — CEO Compensation Process,” below) as part of the overall executive compensation program. As a result, the Company’s executive compensation program now reflects a combination of short-term and long-term incentive compensation components, as follows:

•	The executives’ annual base salaries provide a steady income for the NEOs;

•

The Management Incentive Program, or “MIP,” and the one-year performance-contingent vesting for grants of restricted stock units, or “RSUs,” provide short-term incentive compensation linked to the Company’s annual business plan; and

•

The three-year time-based vesting for RSUs and stock appreciation rights, or “SARs,” motivates the NEOs with a longer horizon for incentive compensation that helps to align the interests of the NEOs with the interests of stockholders.

Objectives of Programs. The Compensation Committee has established the following objectives in order to guide the development of the NEO compensation programs:

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Attract, retain and motivate high-performing leaders who possess a collaborative ethical spirit and who are capable of advancing the Company’s mission and strategy within an industry characterized by competitiveness, regulatory and political challenges;

•	Reward senior management in a manner that is aligned with the Company’s financial performance;

•

Align management’s interests with stockholders’ long-term interests through equity participation based on continued employment with the Company as well as attainment of specific financial goals and/or long-term appreciation in the market value of the Company’s common stock;

•	Design programs that are simple to understand for participants and stockholders, while keeping them flexible in order to recognize the business needs of today and tomorrow;

•	Evaluate rewards decisions for each element of compensation in the context of the impact on total pay; and

•

Recognize that market data should be used as a reference. The Compensation Committee believes that pay decisions should not be based exclusively upon benchmarking to publicly-traded peers, in part because there are very few, if any, publicly traded companies with businesses that are directly comparable to the Company’s business.

Company Performance Rewarded. In general, the NEO compensation programs have been constructed so that an individual’s compensation is directly correlated with Company and individual performance. The NEO compensation programs emphasize performance-based annual incentives because the Compensation Committee believes that such programs should stress the importance of operational and financial performance of the Company. As stated above, the Company also includes longer-term incentive compensation, in the form of time-based vesting of RSUs and SARs, as an element of the executive compensation program. In addition, a portion of each NEO’s incentive compensation is based on subjective determinations and considerations regarding his or her individual contributions, perceived value to the Company, and experience within the industry.

Executive Compensation Process. On an annual basis, the Compensation Committee evaluates and establishes the compensation of the NEOs. The Compensation Committee seeks input from the CEO, Jack E. Brucker, when discussing the performance of and appropriate compensation levels for the NEOs other than Mr. Brucker. Under the terms of the MIP, Mr. Brucker and the Company’s CFO, Kristine B. Ponczak, serve as staff to the Committee. From time to time upon the invitation of the Committee, Mr. Brucker and Ms. Ponczak attend meetings of the Compensation Committee. Upon the request of the Compensation Committee, Mr. Brucker and Ms. Ponczak provide compensation and other information to the Compensation Committee, including historical and prospective breakdowns of compensation components of each of the NEOs. Mr. Brucker and Ms. Ponczak also assist the Compensation Committee in the formulation of individual goals under the MIP. Neither Mr. Brucker nor Ms. Ponczak participates in deliberations relating to his or her own compensation.

In making its determinations, the Compensation Committee considers a number of important and relevant factors regarding the NEO compensation programs and individual compensation awards and payments. The factors considered include the following, although none of the following factors are persuasive individually or in the aggregate:

•	Provisions of an individual NEO’s employment agreement;

•	Recommendations of the Company’s CEO, based on individual responsibilities and performance;

•	Historical compensation levels for each of the NEOs;

•	Company-wide performance;

•	Individual performance and potential;

•	Internal pay equity; and

•	Competitiveness of total compensation package.

The Compensation Committee uses formal compensation tally sheets to provide comprehensive individual information for each NEO relating to components of compensation earned or that may be awarded upon the occurrence of certain events, including termination or change in control. The Compensation Committee took into consideration the information on these tally sheets in making decisions related to certain elements of each NEO’s total compensation, such as salary increases, awards under the MIP, and non-cash compensation award levels.

The Compensation Committee submits all compensation recommendations regarding the NEO compensation programs and individual NEO compensation to the Board of Directors for consideration. The Board of Directors reviews, and where appropriate adopts or modifies, the recommendations of the Compensation Committee regarding the NEO compensation programs and individual NEO compensation. In September 2009, the Compensation Committee was delegated the authority to establish personal goals under the MIP without the approval of the Board of Directors. This delegation was based primarily upon the detailed nature of the personal goals, and will be effective commencing with the MIP for fiscal 2011.

The Compensation Committee did not take into account amounts realizable from prior compensation in setting other elements of compensation for fiscal 2009. Because the Company began granting equity-based compensation to certain of its NEOs under the 2008 Stock Plan during fiscal 2009, the committee may in the future take into account amounts realized or realizable from prior compensation in determining certain elements of compensation or total compensation for each NEO. As of the date of this proxy statement, however, the Compensation Committee has not established any policy in this regard.

Quantitative goals under the MIP are effectively established each year in June in conjunction with the Board’s review and approval of the Company’s operating budget for the coming year, while MIP personal goals for fiscal years 2009 and 2010 were approved in August of the applicable year. The Committee believes that the foregoing timetable puts MIP participants on notice of their goals early in the fiscal year. Equity grants were approved in August 2008 and 2009, as discussed below. The Committee next intends to review equity grants following the release of fiscal 2010 results. The Committee believes that the revised timetable for consideration of equity grants will afford the Committee the opportunity to review more complete information about both the Company’s performance and the results of the MIP for the prior fiscal year. Base salary adjustments are considered by the Committee each year in December, with changes effective the following January 1. The Committee believes that this timing affords it a valuable mid-year opportunity to review the performance of the NEOs.

CEO Compensation Process. Although the compensation process for the CEO generally is consistent with the process described above for the Company’s other NEOs, Mr. Brucker’s current compensation package was structured to reflect certain unique circumstances that existed when the Company and Mr. Brucker entered into his employment agreement that became effective on January 1, 2005. At that time, Mr. Brucker had been instrumental in leading the Company’s restructuring efforts and guiding the Company through a very challenging business cycle. As a result, the Compensation Committee was advised that Mr. Brucker would likely be courted by other companies or investment funds seeking a “turn-around expert.” Based on these factors and the Company’s then-current financial and operational position, the Compensation Committee determined that it would be in the Company’s best interest to offer Mr. Brucker a compensation package designed to encourage him to remain as the Company’s CEO for the long term. In addition to analyzing the factors described above, the Compensation Committee considered the following factors in structuring the terms of Mr. Brucker’s compensation under his employment agreement:

•	Mr. Brucker’s development of a long-term strategy for the Company and his progress in executing its strategic objectives;

•	Mr. Brucker’s leadership of the Company in achieving appropriate annual and longer-term goals;

•	Mr. Brucker’s role in management development and succession planning;

•	Mr. Brucker’s role as spokesperson for the Company; and

•	Mr. Brucker’s effective working relationship with the Board of Directors.

Based on these factors, Mr. Brucker’s employment agreement provides for a base salary of $1,200,000 per year, through the term of the agreement, which expires on December 31, 2011. The agreement sets forth the express intention of the parties that there would be no base salary increase during the remaining term of the agreement, except for cost of living adjustments. The agreement provides that Mr. Brucker will participate in the MIP, with potential awards for Mr. Brucker completely contingent upon the Company achieving objective performance targets. Please see “Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan,” below. The Compensation Committee has determined that no grants of equity awards will be made to Mr. Brucker unless certain modifications are made to his agreement. Please see “Elements of Compensation Program — Long-Term Incentives — Equity Plans”, below. Consistent with this position, Mr. Brucker’s agreement was amended in February 2008 to eliminate the provision that a failure to participate in the Company’s equity plans might give rise to a termination of employment for “good reason.”

Retention of Compensation Consultant. In July 2007, the Compensation Committee retained Watson Wyatt Worldwide (“Watson Wyatt”) to provide independent compensation data, analysis and advice regarding NEO compensation. The Compensation Committee has the benefit of direct access to Watson Wyatt, and may request the consultant to perform certain analyses or tasks from time to time. Watson Wyatt attends meetings of the Compensation Committee upon request of the Compensation Committee. During 2007 and 2008, Watson Wyatt assisted the Compensation Committee to (a) develop a long term incentive plan that is designed to align the interests of the NEOs and stockholders, and (b) review and update the Company’s executive compensation pay philosophy, including developing a peer group (as described below) and conducting a market analysis of total compensation. As part of its analysis, Watson Wyatt interviewed members of the Compensation Committee, the CEO, the CFO, and other key executives, and analyzed comparative market compensation data.

In December 2007, Watson Wyatt presented to the Compensation Committee its report regarding the Company’s executive compensation pay philosophy, a publicly-held peer group for market comparisons, executive and non-employee director compensation arrangements, and the outline for the 2008 Stock Plan, which the Company’s stockholders approved in March 2008. As a result of Watson Wyatt’s report, the Compensation Committee established new objectives to guide the development of the Company’s executive compensation programs, as described under “Overview of Executive Compensation Program – Objectives of Programs,” above. The Compensation Committee also considered the information provided by Watson Wyatt as part of the information that the committee used to determine the NEOs’ base salaries during fiscal 2008, the initial awards granted under the 2008 Stock Plan in August 2008, and the cash incentive compensation levels under the 2009 MIP in August 2008. The Compensation Committee consulted with Watson Wyatt on a limited basis during the remainder of fiscal 2009. The Compensation Committee, however, did not obtain an updated report on the Company’s executive compensation pay philosophy, publicly-held peer group market comparisons, or similar information during fiscal 2009 because the committee believed that the information provided by Watson Wyatt during fiscal 2008 was still sufficiently current and there had not been any significant changes in the compensation landscape in which the Company competes for executive management personnel. Accordingly, the Compensation Committee relied on the information previously provided by Watson Wyatt to set the base salaries and annual cash and equity-based incentive compensation for each of the NEOs during fiscal 2009. The Compensation Committee will obtain updated information from a compensation consultant from time to time as part of the information that the Committee uses to set the base salaries and annual cash and equity-based incentive compensation for each of the NEOs in the future.

Executive Compensation Pay Philosophy. Based upon Watson Wyatt’s recommendations and its own deliberations, the Compensation Committee determined that it would generally be appropriate, over time, for the NEOs’ target total cash compensation and target total long-term incentive compensation to be at the 50th percentile of the Company’s compensation peers (the “Peer Group”). The Compensation Committee also determined that the NEOs’ actual, as opposed to target, total compensation should vary based on the performance of the individual NEO; for example, an individual NEO’s actual total compensation could be at the 75th percentile or above for superior performance, and at the 25th percentile or below for poor performance, also based on the Peer Group data. The Compensation Committee believes that these targets are appropriate for the Company because they ensure that it is providing competitive, median-level compensation in the Company’s talent market. The Compensation Committee uses these comparisons to the Peer Group to ensure that it is acting responsibly and to establish a point of reference to determine whether and to what extent it is establishing competitive levels of compensation for the Company’s executives. The Compensation Committee recognizes that the Peer Group compensation data is only one tool used in designing the Company’s overall executive compensation program. The Compensation Committee also considers numerous specific elements of executive compensation (i.e., base salaries, short-term incentives, and long-term incentives) as well as factors such as the subjective evaluation of the performance of each executive in his or her functional role, the performance of the Company against financial and strategic goals and objectives, the NEOs’ compensation history, and the Compensation Committee’s assessment of the value of retaining an executive, to determine whether the Company’s proposed compensation programs are competitive with those offered by members of the Peer Group. The overall objective is to ensure that the Company’s compensation structure is effective and motivates the Company’s executives.

In December 2007 the Board, on the recommendation of the Compensation Committee, approved the following Peer Group for purposes of developing comparisons for use, along with the other factors discussed above, in setting target compensation and evaluating the Company’s executive compensation structure:

Gentiva Health Services
AMN Healthcare Services
Rehabcare Group
Cross Country Healthcare
Knight Transportation
Amedisys Inc.
Hanger Orthopedic Group
America Service Group
Amsurg
Emeritus
Odyssey Healthcare
American Homepatient
Providence Service
Healthways

In selecting companies for this peer group, the Compensation Committee considered a number of factors, including sales volume, the number and characteristics of employees, the extent to which a company’s business involves health care services, geographic location of operations, market capitalization and enterprise value. The Compensation Committee also considers, as an additional point of reference, compensation data for the only other publicly-traded company which currently has an ambulance business. This company is not included in the Peer Group, however, because its market capitalization, revenues, and other characteristics are considered disproportionately large in relation to those of other members of the Peer Group.

After reviewing the information provided by Watson Wyatt in December 2007, the Compensation Committee determined that, except in the case of the CEO, the NEOs’ base salaries and target total cash compensation for fiscal 2009 are within a competitive range when compared with the Peer Group, and that the NEOs’ target total compensation generally is below the market median due to a lack of long-term incentive awards in recent years. As a result of the terms of his employment agreement dated January 1, 2005, the CEO’s target total compensation approximates the 75th percentile when measured against the Peer Group. See “Overview of Executive Compensation Program – CEO Compensation Process,” above.

During fiscal 2008, the Compensation Committee also approved a long-term equity-based incentive framework that is intended to be primarily performance-based, with a balanced focus on improving profitability and creating long-term stockholder returns. Specifically, long-term incentives granted under the 2008 Stock Plan currently consist of performance-contingent RSUs and stock-settled SARs. See “Elements of Compensation Program — Long-Term Incentives — Equity Plans,” below. The Compensation Committee selected these types of grants based on Watson Wyatt’s recommendations with respect to “best practices” for equity-based incentive grants as well as the Company’s long-term compensation objectives. The Compensation Committee currently believes that performance-contingent RSUs and stock-settled SARs provide stockholder alignment, promote pay for performance, and limit ongoing dilution to stockholders.

Elements of Compensation Program. This section describes the various elements of the NEO compensation programs for fiscal 2009. The Compensation Committee believes that an allocation of each NEO’s compensation among the following elements promotes the objectives discussed above.

Base Salary

Base salaries are the foundation for compensation of all the NEOs. The Compensation Committee believes that it is appropriate for a meaningful portion of the NEO’s compensation to be provided as a fixed amount of cash in order to provide some level of stable income to the NEOs. Base salary also provides the ability to establish incentive pay guidelines that are expressed as a percentage of salary. As the base salary changes, there is a proportional change in the applicable NEO’s MIP award opportunity. The base salary for each of the NEOs is established at a level that the Compensation Committee believes is sufficient to attract and retain such NEOs for the long-term financial success of the Company. The Compensation Committee believes that such levels are sufficient through a review of the competitiveness of the total compensation package for each NEO, identifiable alternative employment for each NEO, and internal pay equity.

The Compensation Committee reviews the NEOs’ salaries on an annual basis in December. In addition, the Compensation Committee reviews an NEO’s base salary level at the time of a promotion or other change in his or her responsibilities. Pursuant to the employment agreements for certain NEOs, reduction of the NEO’s base salary is not permitted in an amount exceeding 10% unless such reduction is part of a company-wide reduction affecting similarly situated executives. The employment agreement for the CEO expresses the parties’ intent that there will be no increase in the stated base salary of the CEO during its term other than cost of living increases.

Watson Wyatt’s report to the Compensation Committee in December 2007 indicated that (except to the extent described above with respect to the CEO) the NEOs’ base salaries are within the target range set by the Compensation Committee and no significant changes were recommended at that time. The Compensation Committee used that information in setting base salaries that went into effect in January 2008 and January 2009.

Short-Term Incentives — Management Incentive Plan

The performance-based MIP is an annual cash incentive plan for key executives. NEOs are eligible to earn annual cash awards under the MIP, expressed as a percentage of base salary. The MIP is designed to reward NEOs for Company and individual performance with an annual award which, when added to base salary, produces total cash compensation for the NEOs in an amount consistent with Company objectives. At the beginning of each fiscal year, performance goals are established for the NEOs by the Compensation Committee. The Compensation Committee considered the information provided by Watson Wyatt in setting the performance goals. For both fiscal 2009 and fiscal 2010, award opportunities for the NEOs and other executives are:

•	80% to 125% of the participant’s base salary at the CEO level;

•	50% to 75% of the participant’s base salary at the executive vice president, senior vice president, or group president level; and

•	45% to 67.5% of the participant’s base salary at the corporate vice president level.

The Compensation Committee structures incentive payments to NEOs under the MIP so that the Company provides meaningful payments (at the higher end of each range described above) to executive officers for superior performance, makes smaller payments (at the lower end of each range described above) if the Company achieved financial performance levels that satisfy the target levels, and does not make incentive payments if the Company does not achieve threshold financial performance levels established for each fiscal year. The Compensation Committee has discretionary authority under the MIP to recommend an incentive award greater or less than the potential bonus as calculated under the MIP.

For the CEO, as set forth in his employment agreement, 100% of the potential award is based upon achievement of consolidated budgeted net income from continuing operations. The Compensation Committee believes that it is appropriate for 100% of the CEO’s potential award to be based upon the quantitative financial goal because of the nature of the CEO’s company-wide responsibilities in comparison to the more specific responsibilities of the other NEOs. For the NEOs other than the CEO, 70% of the participant’s award is based upon achievement of budgeted consolidated net income from continuing operations, with the remaining 30% based upon achievement of personal goals tailored to the responsibilities of the participant’s position. If the Company does not achieve the budgeted consolidated net income from continuing operations, then the portion of the bonus for personal goals cannot be earned.

The Compensation Committee believes that consolidated budgeted net income from continuing operations is the preferred target for the Company because it reflects the ongoing performance expectations developed by the Board of Directors and management for the Company. The annual budget is initially developed by management, and is finalized based upon interaction between the Board and management, with the Board holding final authority.

In September 2009, the Compensation Committee determined that the Company had achieved its fiscal 2009 financial goal with respect to consolidated budgeted net income from continuing operations, and the Compensation Committee further reviewed the extent to which participants had achieved their personal goals under the MIP. Accordingly, the Compensation Committee approved MIP awards based on such achievements in conformance with the MIP, as disclosed under “Executive Compensation – Compensation of Named Executive Officers – Summary Compensation Table.”

In August 2009, the Compensation Committee finalized approval of fiscal 2010 goals under the MIP. Although the Company did not achieve its target for purposes of making awards under the MIP for fiscal 2007, the financial targets established by the Compensation Committee for making awards under the MIP generally have been met by management in recent years. Accordingly, the Company believes that it is more likely than not that the NEOs will earn awards under the fiscal 2010 MIP. However, any expectation regarding a payout at this time is not certain.

As the Compensation Committee reviewed Watson Wyatt’s report during fiscal 2008, the committee also discussed the concept of adjusting or recovering from executives certain awards or payments if the performance measures upon which they are based are restated or otherwise adjusted in a manner that would have resulted in a lower award or payment (or no award or payment) if such performance measures had been correctly reported in the first place. The Compensation Committee did not take any action to adopt or implement any such “clawback” policies during fiscal 2009. The committee, however, intends to revisit this issue in the future in light of developing compensation practices and certain proposed regulations.

Long-Term Incentives — Equity Plans

Both the Compensation Committee and the Board believe that the Company should provide meaningful equity-based incentive awards to the Company’s current and new employees and directors in order to encourage them to join and to remain with the Company and to further motivate them to help increase stockholder value. The 2008 Stock Plan provides the Company with the flexibility to issue a variety of stock-based compensation vehicles to the Company’s employees and directors that reflect evolving “best practices” with respect to stock-based compensation. The Compensation Committee believes that the 2008 Stock Plan provides a means through which the Company and its subsidiaries can achieve the goals the Compensation Committee has set for equity compensation, as described above.

The Compensation Committee currently anticipates that it will only make grants of (a) performance-contingent RSUs and stock-settled SARs to employees under the 2008 Stock Plan, and (b) RSUs to non-employee directors under the 2008 Stock Plan. Although it currently has no plans to grant other types of awards under the 2008 Stock Plan, the Compensation Committee may grant other types of awards in the future if it determines that it would be beneficial to the Company and its stockholders to do so. However, the Committee does not intend to grant stock options under the 2008 Stock Plan to Mr. Brucker and Ms. Ponczak, each of whom is a party to a change in control agreement that provides for single trigger vesting of stock options (but not other forms of equity awards) in the event of a change in control, absent a waiver of such provision. In addition, at the recommendation of Watson Wyatt, the Compensation Committee has determined that no grants of any awards will be made to the CEO unless his employment agreement is amended to reduce current cash compensation in a manner consistent with industry comparables.

In August 2008, the Compensation Committee made the following grants of performance-contingent RSUs and stock settled SARs to the NEOs other than Mr. Brucker:

NEO	Amount of RSUs(1)	Amount of SARs(2)
Kristine B. Ponczak	20,000	20,000
Brian O. Allery	15,000	15,000
Donna Berlinski	3,000	3,000

(1)	Subject to continued service and the achievement of consolidated budgeted net income from continuing operations for fiscal 2009 as determined by the Board of Directors, the RSUs vest in three annual installments.
(2)	Subject to continued service, the SARs vest and become exercisable in three annual installments and are settled in stock.

In determining the size and terms of such grants made in August 2008, management made an initial recommendation to the Compensation Committee based on general guidance from Watson Wyatt. The Compensation Committee then considered various factors, including its subjective determination regarding the relative merits of cash and equity compensation in furtherance of the Company’s overall objectives, the appropriate size of the pool of award recipients with respect to the initial grants under the 2008 Stock Plan, and an analysis provided by Watson Wyatt in May 2008. Specifically, Watson Wyatt noted that the Company would risk excessive dilution if it tried to grant equity-based awards with a value consistent with grants made by other members of the Peer Group because the Company’s stock value at the time of grant was lower than the other companies in the Peer Group. Accordingly, the Compensation Committee based the size of RSU and SAR grants on various factors, including considerations of internal compensation equity, the aggregate number of shares to be awarded relative to the size of the pool of participating employees, and the number of shares to be awarded overall as a percentage of the total issued and outstanding shares of the Company’s common stock. The Compensation Committee also considered, but to a lesser extent, the estimated present value of the awards on the date of grant. Ultimately, the Compensation Committee, in consultation with management, decided that it was appropriate to award equity grants to a broader base of employees and reduced the size of certain awards from those reflected in management’s initial recommendations to accommodate a broader-based group of award recipients.

In August 2009, the Compensation Committee granted performance-contingent RSUs and stock settled SARs to Ms. Ponczak and Mr. Allery in the same amounts as for fiscal 2009, and granted to Ms. Berlinski 10,000 performance-contingent RSUs and 10,000 stock settled SARs. In determining the size and terms of grants to the NEOs and other employees for fiscal 2010, the Compensation Committee used the fiscal 2009 awards as a starting point and then made adjustments in certain cases based on an individual’s perceived performance during fiscal 2009, changed responsibilities, and similar factors.

The grants made in August 2008 and August 2009 do not necessarily reflect the size or type of awards that the Company may grant to the NEOs under the 2008 Stock Plan in the future. In making future grants, the Compensation Committee may consider the factors noted in the preceding paragraph, as well as Company and individual performance, comparative compensation for the NEOs and the value of already outstanding awards. The Compensation Committee believes that a mix of equity and cash compensation aligns the interests of management and stockholders by focusing employees and management on increasing stockholder value.

Because each of the NEOs that received grants of RSUs and SARs in August 2008 remained employed with the Company through August 11, 2009, one-third of such SARs vested on that date. In addition, on September 16, 2009, the Board of Directors determined that the Company had achieved its financial goal with respect to consolidated budgeted net income from continuing operations for fiscal 2009. Accordingly, one-third of the RSUs granted in August 2008 were deemed earned and vested, effective September 16, 2009.

As discussed under “Short-Term Incentives — Management Incentive Plan,” above, the Compensation Committee may consider adopting or implementing a “clawback” policy that would adjust or recover from executives some or all of their long-term equity compensation awards or payments if the performance measures upon which they are based are restated or otherwise adjusted in a manner that would have resulted in a lower award or payment (or no award or payment) if such performance measures had been correctly reported in the first place.

As the Compensation Committee reviewed Watson Wyatt’s report during fiscal 2008, the committee also discussed the concept of adopting a stock ownership or retention guideline that would be binding upon the NEOs. At that time, the Compensation Committee noted that Mr. Brucker already had purchased a large number of shares with his personal funds, as well as the stock ownership and retention guidelines for non-employee directors that became effective in February 2008. Accordingly, to date the Compensation Committee has not taken any action to adopt or implement any such policies for the NEOs. The committee, however, may revisit this issue in the future.

Personal Benefits and Perquisites

With limited exceptions, the Compensation Committee disfavors awarding personal benefits and perquisites to the NEOs that are not available to all employees. The NEOs have the opportunity to participate in a number of health and welfare benefits programs that are generally available to all eligible employees, including group medical and dental insurance plans. The Company does not have a pension plan or deferred compensation plan applicable to the NEOs. The Company does have a tax-qualified 401(k) plan that allows employees, including the NEOs, to contribute a portion of their cash compensation on a pre-tax basis.

The Company provides the NEOs with life insurance and short- and long-term disability benefits at an enhanced level compared to what is provided for other employees, as well as physical evaluations. Additionally, the NEOs are included in the Company’s director and officer liability insurance coverage and are parties to indemnity agreements with the Company. See the Summary Compensation Table for details regarding the value of perquisites provided to the NEOs in fiscal 2009.

Change in Control Agreements

The Compensation Committee believes that the Company’s use of change in control agreements should be limited to the positions of CEO and CFO. The Compensation Committee has selected those positions because of the importance of such positions to the Company and the vulnerability typically associated with such positions in a change in control environment. Accordingly, the Company has entered into change in control agreements only with the CEO and the CFO. The agreements provide certain benefits to those individuals if each of two triggering events occur: (i) a change in control, and (ii) the termination of the executive’s employment by the Company without cause (or by the executive for good reason) within 24 months after the change in control. See “Executive Compensation – Potential Payment Upon Termination or Change in Control,” below.

The Compensation Committee believes that these change in control arrangements are an important part of overall compensation for the CEO and CFO because they will assist the Company in maximizing stockholder value by allowing such persons to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding his or her continued employment prior to or following a change in control.

Employment Agreements

In June 2008, the Compensation Committee reviewed the Company’s history and philosophy regarding executive employment agreements, severance arrangements, restrictive covenants, and related matters. The committee expressed its preference that the Company should restrict its use of executive employment agreements in the future, subject to the development of alternatives regarding severance arrangements and restrictive covenants as appropriate to specific positions.

Prior to June 2008, the Company entered into employment agreements with certain of its NEOs and other members of its senior management. Each of these agreements provides for certain payments and other benefits upon termination of the NEO’s employment under certain circumstances. During the term of the severance payments, these agreements prohibit the NEO from disclosing the Company’s confidential information and from engaging in certain competitive activities or soliciting the Company’s employees, customers, potential customers, or acquisition prospects. An executive will forfeit his or her right to receive post-termination compensation if he or she breaches these or other restrictive covenants in the employment agreement. The Compensation Committee believes that these severance arrangements are important as a recruitment and retention device, and that the arrangements support important post-employment restrictions. See “Executive Compensation — Employment Agreements” for further discussion.

The Effects of Regulatory Requirements

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the CEO or to any of the most highly compensated executive officers of a public company that are deemed to be a covered person pursuant to IRS Notice 2007-49 will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the exceptions set forth in Section 162(m). The Compensation Committee attempts to structure the NEO compensation programs such that compensation paid will be tax deductible by the Company whenever that is consistent with the Company’s compensation philosophy. The deductibility of some types of compensation payments, however, can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond the Company’s control, also can affect deductibility of compensation.

The Compensation Committee’s primary objective in designing and administering the NEO compensation programs is to support and encourage the achievement of the objectives stated above, including the enhancement of long-term stockholder value. For these and other reasons, the Compensation Committee has determined that it will not seek to limit executive compensation to the amount that will be fully deductible under Section 162(m) in all cases. The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the Compensation Committee to be consistent with the Company’s compensation programs and philosophy, and in the best interests of the Company and its stockholders.

During fiscal 2009, only Mr. Brucker’s compensation was high enough to be subject to Section 162(m). Of the compensation paid to Mr. Brucker in fiscal 2009, an aggregate of $1,835,188 was not deductible by the Company under Section 162(m). The Company currently has net operating losses available to offset any such excess for tax purposes, though there can be no certainty that these net operating losses can be fully utilized to offset all future nondeductible payments.

Outside Directors. From July 2007 to December 2007, Henry G. Walker, a member of the Compensation Committee, provided certain consulting services to the Company. Although the compensation received by Mr. Walker for his services was de minimis, Mr. Walker was not considered an “outside director” for purposes of Section 162(m) from July 2007 through June 2009. Accordingly, during that period Mr. Walker abstained from voting on any matters on which his current status would have had an adverse effect on the Company. Effective July 1, 2009, Mr. Walker meets the requirements to be considered an “outside director” for purposes of Section 162(m). All other members of the committee are considered “outside directors” for purposes of Section 162(m).

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation that is subject to Section 409A of the Internal Revenue Code and such arrangement does not comply with Section 409A, the executive will be taxed on the benefits when they vest (even if not distributed), and will be subject to an additional 20% federal income tax and interest.

Excess Parachute Payments. Sections 280G and 4999 of the Internal Revenue Code limit the Company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Compensation Committee considers tax issues and other competitive factors when it structures post-termination compensation payable to the NEOs and generally seeks to avoid the adverse tax liabilities imposed by Sections 280G and 4999. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting for Stock-Based Compensation. Various rules under generally accepted accounting practices determine the manner in which the Company accounts for grants of equity-based compensation to its employees in the Company’s financial statements. In connection with awards under any long-term equity plan, the Compensation Committee will take into consideration the accounting treatment of alternative grant proposals under SFAS 123(R) when determining the form and timing of equity compensation grants to employees, including the NEOs. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement prepared in connection with the Company’s 2009 Annual Meeting of Stockholders.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Annual Report on Form 10-K in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Members of the Compensation Committee

Earl P. Holland, Chair

Christopher S. Shackelton

Henry G. Walker

Compensation of Named Executive Officers

The following table sets forth the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the two other most highly compensated executive officers who held such positions at June 30, 2009, and the former Senior Vice President of Federal Affairs and Strategic Initiatives due to the fact such individual held such position during a portion of fiscal 2009.

Summary Compensation Table

Name and Principal Position at Year-end	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)		Total ($)
Jack E. Brucker	2009	1,270,114	—	—	—	1,587,643	—		2,857,757
Chief Executive Officer and President	2008	1,253,059	—	—	—	1,229,470	—		2,482,529
	2007	1,236,004	—	—	—	—	10,751		1,246,755

Kristine B. Ponczak	2009	326,400	—	20,523	6,511	249,600	—		603,034
Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2008	310,000	—	—	—	193,600	11,274		514,874
	2007	272,692	—	—	—	—	10,306		282,998

Brian O. Allery	2009	240,757		15,392	4,883	183,300	10,791	(5)	455,123
Senior Vice President and Chief Administrative Officer	2008	206,885	—	—	—	142,175	—		349,060

Donna Berlinski	2009	204,000	—	3,078	830	140,400	—		348,308
Vice President, Principal Accounting Officer and Controller	2008	168,157	10,000	—	—	108,900	—		287,057

Kurt M. Krumperman(6)	2009	70,192	—	—	—	—	179,808	(7)	250,000
Senior Vice President of Federal Affairs and Strategic Initiatives	2008	250,000	—	—	—	—	19,898		269,898
	2007	244,708	—	—	—	—	22,454		267,162

(1)	Represents the amount expensed by the Company during fiscal 2009 in connection with RSUs granted to the NEO. For a description of the assumptions made by the Company in connection with such expense, refer to Note 13 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2009.
(2)	Represents the amount expensed by the Company during fiscal 2009 in connection with SARs granted to the NEO. For a description of the assumptions made by the Company in connection with such expense, refer to Note 13 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2009.
(3)	This column reflects the amounts earned by the NEOs under the MIP.
(4)	Unless otherwise noted, all other compensation did not exceed $10,000 in value.
(5)	Includes Company match under 401(k) plan of $2,462, life and disability insurance premium paid for by the Company in the amount of $3,845, and a Company sponsored executive medical assessment in the amount of $4,484.
(6)	Pursuant to notice given September 22, 2008, the Company terminated the employment of Mr. Krumperman.
(7)	Represents severance amount paid to Mr. Krumperman during fiscal 2009.

Grants of Plan-Based Awards (Fiscal 2009)

The following table summarizes the awards granted to each of the NEOs with respect to fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(2)	Target (#)	Maximum ($)	Target (#)
Jack E. Brucker		0	1,016,091	1,587,643	—	—	—	—

Kristine B. Ponczak		0	166,400	249,600	—	—	—	—
	8/11/2008				20,000			39,800
	8/11/2008					20,000	1.99	22,070

Brian O. Allery		0	122,200	183,300	—	—	—	—
	8/11/2008				15,000			29,850
	8/11/2008					15,000	1.99	16,553

Donna Berlinski		0	93,600	140,400	—	—	—	—
	8/11/2008				3,000			5,970
	8/11/2008					3,000	1.99	2,812

Kurt Krumperman(5)		—	—	—	—	—	—	—

(1)	Represents threshold, target and maximum possible payouts for fiscal 2009 under the MIP, which is the Company’s only non-equity incentive plan.
(2)	Pursuant to the terms of the MIP, no award is payable unless 100% of the quantitative goal has been met. See the discussion under “Compensation Discussion and Analysis — Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan.”
(3)	Represents the total number of shares of common stock issuable upon vesting of performance-contingent RSUs granted to the named NEO under the 2008 Stock Plan. If the performance contingency (achievement of consolidated budgeted net income from continuing operations for fiscal 2009) is met, the RSUs vest in three annual installments beginning on the first anniversary of the grant date. In September 2009, the Board of Directors determined that the performance contingency had been met. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(4)	Represents the total number of shares of common stock underlying stock-settled SARs granted to the named NEO under the 2008 Stock Plan. Subject to continued service, the SARs will vest and become exercisable in three annual installments beginning on the first anniversary of the grant date. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of a SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(5)	Pursuant to notice given September 22, 2008, the Company terminated the employment of Mr. Krumperman.

With respect to the figures noted above in the table, the potential payouts under the MIP for fiscal 2009 were based upon budgeted consolidated net income from continuing operations. See the discussion under “Compensation Discussion and Analysis — Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan.” In September 2009, the Compensation Committee determined that the Company met the maximum performance goals under the MIP for fiscal 2009. Accordingly, the NEOs earned the amounts shown under the heading “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table.

See “Compensation Discussion and Analysis — Elements of Compensation Program — Long-Term Incentives — Equity Plans” for a discussion regarding stock awards made in fiscal 2009.

Employment Agreements

Jack E. Brucker: The Company is a party to an employment agreement with Jack E. Brucker, the Company’s President and Chief Executive Officer. The agreement extends through December 31, 2011, and the Company holds the right to extend its term for up to two additional one-year periods. Under the agreement, Mr. Brucker receives a base salary of $1.2 million per year (subject to an annual cost of living adjustment), and the agreement further expresses the mutual intent of the parties that there will be no other base salary increases during its term. Mr. Brucker is eligible to participate in the MIP, with the potential to earn a cash bonus ranging from 80% to 125% of base salary, subject to achievement of net income from operational targets. The minimum bonus is earned upon achievement of 100% of budgeted net income from operations, and the potential bonus increases ratably for achievement of up to 150% of budgeted net income from operations.

In January 2004, Mr. Brucker received a retention bonus in the amount of $1,473,834 (which included an estimated amount to pay tax liabilities incurred by Mr. Brucker in connection with such bonus). Mr. Brucker is obligated to repay the full bonus should the Company terminate his employment agreement with cause or should he join any other nationally recognized ambulance company prior to December 31, 2010. If Mr. Brucker terminates his employment without good reason prior to December 31, 2010, Mr. Brucker is obligated to repay a portion of the retention bonus based upon the number of years served under the agreement. If the Company terminates Mr. Brucker’s employment without cause or by reason of disability, or should Mr. Brucker terminate his employment agreement with good reason, no repayment is required. Mr. Brucker’s employment agreement provides that should the Company terminate his employment agreement without cause or should he terminate his employment agreement for good reason, he will receive his base salary and continued medical benefits for a period equal to the greater of (i) two years, or (ii) five years minus the number of days between January 1, 2007, and the effective date of termination of employment.

Under the employment agreement, Mr. Brucker has agreed not to compete against the Company after the termination of the employment agreement for a period equal to the greater of (i) two years, or (ii) five years minus the number of days between January 1, 2007 and the effective date of the termination of employment. Mr. Brucker may elect to shorten such non-compete period to not less than 12 months. Upon such election, the Company no longer will be required to pay Mr. Brucker any severance benefits.

Mr. Brucker’s employment agreement was amended in February 2008 primarily to reflect applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended. If Section 409A is deemed to apply, severance payments otherwise due to Mr. Brucker upon termination of employment will be deferred for six months except to the extent permitted by Section 409A. The deferred portion will be paid in a lump sum as promptly as practicable following the expiration of the six-month period. The amendment further provides that exclusion of Mr. Brucker from participation in the 2008 Stock Plan will not constitute “good reason” for Mr. Brucker to terminate the employment agreement.

Kristine B. Ponczak: In February 2008, the Company entered into an amended and restated employment agreement with Kristine B. Ponczak. The agreement provides for an annual review of Ms. Ponczak’s base salary, and provides that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction affecting similarly-situated executives. The agreement continues until terminated by one of the parties or by mutual agreement, and expires automatically upon Ms. Ponczak’s death or disability. Ms. Ponczak is entitled to participate in the MIP with the potential to earn a cash bonus, subject to achievement of net income from operational targets and individual goals. The agreement restricts Ms. Ponczak from competing against the Company after termination for a period of two years.

If the Company terminates the employment agreement without cause or on the basis of Ms. Ponczak’s disability, or if Ms. Ponczak terminates the agreement for good reason, Ms. Ponczak will receive the then- effective base salary and other benefits provided by the employment agreement for a period of 24 months (12 months in the event of disability). If such termination occurs more than six months after the commencement of the fiscal year, Ms. Ponczak also will receive a prorated portion of the cash bonus payable under the MIP with respect to such year, if any. If Ms. Ponczak terminates the employment agreement without good reason or if the Company terminates the employment agreement for cause, severance benefits are not payable. If Section 409A is deemed to apply, severance payments otherwise due to Ms. Ponczak upon termination of employment will be deferred for six months except to the extent permitted by Section 409A. The deferred portion will be paid in a lump sum as promptly as practicable following the expiration of the six month period.

Brian O. Allery: The Company entered into an employment agreement with Brian O. Allery, Senior Vice President and Chief Administrative Officer, in March 2005. The agreement provides for an annual review of Mr. Allery’s base salary, and provides that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction affecting similarly-situated executives. The agreement continues until terminated by one of the parties or by mutual agreement, and expires automatically upon Mr. Allery’s death or disability. Mr. Allery continues to be entitled to participate in the MIP with the potential to earn a cash bonus, subject to achievement of net income from operational targets and individual goals. If the Company terminates the employment agreement without cause or on the basis of Mr. Allery’s disability, Mr. Allery will receive the then-effective base salary and healthcare benefits provided by the employment agreement for a period of 24 months (12 months in the event of disability). If Mr. Allery resigns or retires, or if the Company terminates the employment agreement for cause, severance benefits are not payable. The agreement restricts Mr. Allery from competing against the Company after termination for a period of two years.

Management Incentive Plan

The MIP is an annual cash incentive plan for key executives and employees of the Company. At the beginning of each fiscal year, performance goals are created between the Company and the participant that document each of the participant’s accountabilities and define levels of performance on those accountabilities. See “Compensation Discussion and Analysis — Short-Term Incentives — Management Incentive Plan.”

Potential MIP payments are adjusted ratably for achievement between 100% and 150% of the applicable budgeted target, and no award will be paid for achievement below 100% of the applicable budgeted target. During fiscal 2009, award opportunities varied from 80% to 125% of the participant’s base salary at the CEO level; 50% to 75% of the participant’s base salary at the executive vice-president, senior vice president, or group president level; and 45% to 67.5% of the participant’s base salary at the corporate vice president level. The MIP provides that no MIP award will be paid to corporate executives or regional group presidents for achievement of personal goals unless the corporate or regional financial goal was achieved.

Long-Term Incentive Grants Under the 2008 Stock Plan

As described under “Compensation Discussion and Analysis – Elements of Compensation Program – Long Term Incentives – Equity Plans,” in August 2008, the Compensation Committee granted performance–contingent RSUs and stock settled SARs to Ms. Ponczak, Mr. Allery and Ms. Berlinski.

Officer Benefits and Perquisites

The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. The cost of most employee benefit plans in which all employees participate that do not discriminate in favor of executives are not included in the amounts shown on the Summary Compensation Table. Company matching contributions to the 401(k) Plan are reflected in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

The “All Other Compensation” column of the Summary Compensation Table also includes amounts attributable to other elements of compensation or perquisites that are provided to upper management and not employees generally.

Equity Award Holdings

The following table represents certain information with respect to the equity awards held by the NEOs as of June 30, 2009.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2009)

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)(3)	Market Value of Shares or Units that have not Vested ($)(4)
Jack E. Brucker	21,000	—	7.813	7/29/2009	—	—
	200,000	—	2.000	4/20/2010	—	—
	125,000	—	0.840	7/2/2011	—	—

Kristine B. Ponczak	5,000	—	7.813	7/29/2009	20,000	51,000
	15,000	—	1.500	8/21/2010	—	—
	15,000	—	0.390	12/17/2011	—	—
	20,000	—	2.000	10/24/2012	—	—
	—	20,000	1.99	08/11/2015	—	—

Brian O. Allery	1,500	—	7.813	7/29/2009	15,000	38,250
	—	15,000	1.99	08/11/2015	—	—

Donna Berlinski	3,750	—	7.813	7/29/2009	3,000	7,650
	—	3,000	1.99	08/11/2015

Kurt M. Krumperman(5)	—	—	—	—	—	—

(1)	Amounts shown in this column represent outstanding options to acquire common stock that were granted prior to fiscal 2009. All such options are completely vested.
(2)	Amounts shown in this column represent stock-settled SARs granted during fiscal 2009. Subject to continued service, the SARs will vest and become exercisable in three annual installments beginning on the first anniversary of the grant date. For a description of stock awards granted to the NEOs in fiscal 2009, see “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans.”
(3)	Amounts shown in this column represent shares underlying unvested performance-contingent RSUs granted during fiscal 2009. In September 2009, the Board of Directors determined that the performance contingency (achievement of consolidated budgeted net income from continuing operations for fiscal 2009) had been met. Accordingly, the RSUs are deemed to be “earned” and will vest in three annual installments beginning on the first anniversary of the grant date, August 11, 2008. For a description of stock awards granted to the NEOs in fiscal 2009, see “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans.”
(4)	Based on closing price of $2.55 of the Company’s common stock as of June 30, 2009.
(5)	Pursuant to notice given September 22, 2008, the Company terminated the employment of Mr. Krumperman.

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2009

None of the NEOs exercised any options during fiscal 2009. No stock awards vested during the last fiscal year for any of the NEOs.

Pension Benefits

The Company does not have any plan that provides for payments or other benefits at, following, or in connection with retirement for any of the NEOs.

Nonqualified Deferred Compensation

The Company does not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for any of the NEOs.

Potential Payments Upon Termination or Change in Control

This section describes benefits that would be payable to the NEOs upon a change in control of the Company or following termination of employment under their applicable employment agreements, applicable change in control agreements and various benefit plans. Payment of post-employment benefits under each applicable NEO employment agreement is subject to compliance with non-competition, non-solicitation and confidentiality obligations as described above under the heading “Employment Agreements.” The benefits described below are in addition to benefits generally available to full-time salaried employees, such as accrued vacation benefits and distributions under the Company’s 401(k) savings plan.

The following table sets forth the termination and/or change in control benefits payable to NEOs, assuming termination of employment on June 30, 2009, the last business day of the Company’s most recent fiscal year. Due to the number of factors that will affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and are subject to the actual terms of the applicable agreements. Factors that could affect these amounts include the facts surrounding the event, the timing during the year of any such event, and the NEO’s compensation and the Company’s stock price at the time of such event. See “Executive Compensation — Employment Agreements” above.

Name	Severance (Salary) ($)(1)		Severance (Bonus) ($)		Acceleration of Unvested Equity Awards ($)(2)	Health and Welfare Benefits ($)(1)		Total ($)
Jack E. Brucker
• Retirement/ Death	—		—		—	—		—
• Disability	2,782,094	(3)	—		—	12,827	(3)	2,794,921
• Termination w/o Cause or for Good Reason	2,782,094	(3)	—		—	12,827	(3)	2,794,921
• Termination w/o Cause or for Good Reason after Change in Control	9,041,317	(4)	—		—	12,827	(3)	9,054,144
Kristine B. Ponczak
• Retirement/ Death(5)	—		249,600	(11)	36,700	—		286,300
• Disability(6)(7)	314,620		249,600	(11)	36,700	9,688		610,608
• Termination w/o Cause(8)	598,010		249,600	(11)	—	18,415		866,025
•Termination w/o Cause or for Good Reason after Change in Control(9)	1,209,935	(10)	249,600	(11)	62,200	18,415		1,540,150
Brian O. Allery
• Retirement/ Death(5)	—		—		27,525	—		27,525
• Disability(7)	231,049		—		27,525	3,000		261,574
• Termination w/o Cause	439,164		—		—	5,702		444,866
• Termination w/o Cause after Change in Control(9)	439,164		—		46,650	5,702		491,516
Donna Berlinski
• Retirement/ Death(5)	—		—		5,505	—		5,505
• Disability(7)	—		—		5,505	—		5,505
• Termination w/o Cause	—		—		—	—		—
• Termination w/o Cause after Change in Control(9)	—		—		9,330	—		9,330
Kurt M. Krumperman(12)	500,000		—		—	1,623		501,623

(1)	Unless otherwise noted, represents the estimated present value of the benefits that would be payable to the NEO over the applicable period of time in which the NEO would receive such benefits.
(2)	Pursuant to their respective RSU and SAR award agreements, unvested RSUs and SARs granted to each of Ms. Ponczak, Mr. Allery and Ms. Berlinski accelerate as follows: (a) Death (all earned and 50% of unearned performance RSUs, and all SARs); (b) Disability (all earned and 50% of unearned performance RSUs, and all SARs); (c) Termination without Cause or for Good Reason after Change in Control (all RSUs and SARs). Represents the value, as of June 30, 2009, of the acceleration of the unvested RSUs and the SARs based upon a closing price of the Company’s common stock of $2.55 on June 30, 2009.
(3)	Assuming a termination date of June 30, 2009, Mr. Brucker would be eligible to receive his then current base salary and the continuation of health and welfare benefits for a period of 30 months after the termination date.
(4)	Assuming a termination date of June 30, 2009, following a change in control, represents the amount that Mr. Brucker would be entitled to receive under the terms of his employment agreement and change in control agreement, which is reduced by the amount in excess of the safe harbor set forth in Internal Revenue Code Section 280G.
(5)	Assuming a termination date of June 30, 2009, all of the NEO’s earned but unvested RSUs become immediately vested and 50% of the outstanding unearned RSUs are deemed earned and vested. All unvested SARs become immediately exercisable and remain exercisable for one (1) year.
(6)	Assuming a termination date of June 30, 2009, the NEO would be eligible to receive his or her then current base salary and the continuation of his or her health and welfare benefits for a period of 12 months after the termination date.
(7)	Assuming a termination date of June 30, 2009, all of the NEO’s earned but unvested RSUs become immediately vested and 50% of the outstanding unearned RSUs are deemed earned and vested. All unvested SARs become immediately exercisable and remain exercisable for one (1) year.
(8)	Assuming a termination date of June 30, 2009, the NEO would be eligible to receive his or her then current base salary and the continuation of his or her health and welfare benefits for a period of 24 months after the termination date.
(9)	Assuming a termination date of June 30, 2009, all of the NEO’s unvested RSUs and SARs become immediately vested.
(10)	Assuming a termination date of June 30, 2009, following a change in control, represents the amount that Ms. Ponczak would be entitled to receive under the terms of her employment agreement and change in control agreement, which is reduced by the amount in excess of the safe harbor set forth in Internal Revenue Code Section 280G.
(11)	Pursuant to Ms. Ponczak’s employment agreement, Ms. Ponczak is entitled to receive a prorated portion of the cash bonus payable under the MIP with respect to the fiscal year in which a termination occurs. Assuming a termination date of June 30, 2009, represents the cash bonus payable under the terms of the MIP for the full fiscal year.
(12)	Pursuant to notice given September 22, 2008, the Company terminated the employment of Mr. Krumperman, without cause. Represents, at the time of his termination, the actual severance and other benefits that Mr. Krumperman received under his employment agreement.

The Company is a party to change in control agreements with Mr. Brucker and Ms. Ponczak. The change in control agreements provide for what is commonly referred to as a “double-trigger,” which requires both (1) a “change in control,” and (2) the termination of such person’s employment before any benefits under the agreement are received.

Upon the occurrence of such a double trigger, the change in control agreements provide that such persons will receive a sum equal to (A) 200% of (i) the applicable annual base salary, and (ii) the amount of incentive compensation paid or payable to such person during the calendar year preceding the calendar year in which the change in control occurs, plus (B) the full amount of any payments due under their respective employment agreements. In all cases, the change in control agreement caps the aggregate amount of post-termination payments such person may receive under the change in control and employment agreements at an amount equal to 2.99 times the amount of annualized includable compensation received by such person as determined under the Internal Revenue Code. Accordingly, amounts otherwise payable under the change in control agreement may be reduced by severance or other amounts the Company pays such executive under their applicable employment agreements.

If an agreement is entered into that will result in a change in control, the agreements provide that the exercisability of any unvested stock options will be accelerated prior to the completion of the change in control. No unvested options are held by any NEO that is a party to a change in control agreement. While the change in control agreements also provide for post-termination health and other benefits under certain circumstances, such benefits will be reduced or eliminated to the extent they are otherwise provided under the applicable employment agreement.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the NEOs that are party to a change in control agreement are entitled to a “gross-up” payment that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the change in control agreements in the event any payment or benefit to the respective NEO is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. The Company does not anticipate that “gross-up” payments will be required because of the “2.99x” limitation described above, though this issue will ultimately be determined with reference to applicable tax considerations at the time of termination.

For purposes of the change in control agreement, “good reason” includes a reduction of duties and/or salary or the surviving entity’s failure to assume the executive’s employment and change in control agreement, and a “change in control” includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of the company’s then-outstanding voting securities; (ii) during any two-year period, the Company’s Board members at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by at least two-thirds of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by the Company’s stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of the Company’s assets.

If Section 409A of the Internal Revenue Code is deemed to apply, severance payments otherwise due under the change in control agreements will be deferred for six months except to the extent permitted by Section 409A. The deferred portion will be paid in a lump sum as promptly as practicable following the expiration of the six month period.

Compensation Committee Interlocks and Insider Participation

At the fiscal year ended June 30, 2009, the Company’s Compensation Committee consisted of Mr. Holland (Chair), Mr. Shackelton and Mr. Walker, currently directors of the Company. In fiscal 2009, none of the Company’s executive officers served as a director or member of the compensation committee of another entity, where an executive officer of such entity served as the Company’s director.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has appointed PwC as the independent registered public accounting firm to (i) audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2010, and (ii) report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2010. PwC served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2009. Notwithstanding the appointment, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interest.

A representative of PwC will be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock on October 26, 2009 by (i) each director; (ii) the individuals set forth in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) all of the Company’s directors and executive officers as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. Unless otherwise indicated, the address of each beneficial owner is c/o Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, Arizona 85258.

Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent(2)
Conrad A. Conrad	36,000	(3)(4)	*
Eugene I. Davis	8,000	(3)	*
Earl P. Holland	58,000	(3)	*
Christopher S. Shackelton	3,134,417	(3)(9)	12.6%
Henry G. Walker	43,500	(3)	*
Robert E. Wilson	21,240	(3)(5)	*
Jack E. Brucker	824,000	(3)	3.3%
Kristine B. Ponczak	65,094	(3)(6)	*
Brian O. Allery	10,026	(3)
Donna Berlinski	2,196	(3)	*
Kurt M. Krumperman(7)	10
Executive officers and directors as a group (11 persons)	4,202,483	(8)	16.9%

5% Stockholders:
Coliseum Capital Management, LLC	3,134,417	(9)	12.6%
767 Third Avenue, 35th Floor New York, NY 10017

Stadium Capital Management, LLC 19785 Village Office Court, Suite 101	2,563,652	(10)	10.3%
Bend, OR 97702

Accipiter Entities	2,311,493	(11)	9.3%
666 5th Avenue, 35th Floor, New York, NY 10103

FMR Corp.	2,208,329	(12)	8.9%
82 Devonshire Street Boston, MA 02109

Falck Danmark A/S	1,653,033	(13)	6.6%
Polititorvet, DK-1780 Copenhagen V, Denmark

Mittleman Brothers, LLC	1,290,220	(14)	5.2%
575 Madison Avenue
10th Floor
New York, NY 10022

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock of the Company.
(1)	Except as indicated, and subject to community property laws when applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)

The percentages shown are calculated based upon 24,887,605 shares of common stock outstanding on October 26, 2009. The numbers and percentages shown include the shares of common stock actually owned as of October 26, 2009 and the shares of common stock that the identified person or group had a right to acquire within 60 days after October 26, 2009. In calculating the percentage ownership, shares that the identified person or group had the right to acquire within 60 days after October 30, 2009 are deemed to be outstanding for the purposes of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes shares of common stock issuable pursuant to (a) vested stock options or SARs; (b) RSUs that vest within 60 days of the date of the table above; and (c) SARs that vest within 60 days of the date of the table above, with respect to the following persons: Mr. Conrad, 4,000 RSUs; Mr. Davis, 5,000 RSUs; Mr. Holland, 5,000 RSUs; Mr. Shackelton, 5,000 RSUs; Mr. Walker, 17,500 options and 4,000 RSUs; Mr. Wilson, 4,000 RSUs; Mr. Brucker, 325,000 options; Ms. Ponczak, 50,000 options and 6,666 SARs; Mr. Allery, 5,000 SARs; and Ms. Berlinski, 1,000 SARs. Information in the table with respect to SARs includes the gross number of SARs. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of an SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(4)	Includes 30,000 shares of common stock held in JTWROS with Mr. Conrad’s spouse.
(5)	Includes 10,610 shares of common stock owned by Mr. Wilson’s spouse, for which Mr. Wilson disclaims beneficial ownership.
(6)	Includes 1,762 shares of common stock owned by Ms. Ponczak’s parent, for which Ms. Ponczak disclaims beneficial ownership.
(7)	Pursuant to notice given September 22, 2008, the Company terminated the employment of Mr. Krumperman without cause. Information is based solely on filings with the SEC by Mr. Krumperman.
(8)	Includes options and SAR awards representing an aggregate of 405,166 shares of common stock of the Company held by the current officers and directors which are presently exercisable, and 27,000 shares subject to RSUs that will vest and become deliverable within 60 days after October 26, 2009. Also includes securities for which individuals disclaim beneficial ownership.
(9)	Information is based solely on filings with the SEC by Christopher S. Shackelton, on behalf of Coliseum Capital Management, LLC, Coliseum Capital, LLC, and Coliseum Capital Partners, L.P (collectively, “Coliseum”). Coliseum has received a waiver from the Company such that it may become the beneficial owner of up to 14.99% of the Company’s outstanding common stock without becoming an “acquiring person” as defined in the Company’s stockholder rights plan.
(10)	Information is based solely on an amendment to Schedule 13G, filed on February 10, 2009 with the SEC, and was filed jointly by Stadium Capital Partners, L.P. (“SCP”), Stadium Capital Management, LLC, Alexander M. Seaver and Bradley R. Kent reporting their beneficial ownership as a group, except SCP which expressly disclaimed membership in a group. Stadium has received a waiver from the Company such that it may become the beneficial owner of up to 12.0% of the Company’s outstanding common stock without becoming an “acquiring person” as defined in the Company’s stockholder rights plan (such plan is commonly referred to as a “poison pill”).
(11)	Information is based solely on an amendment to Schedule 13D, filed on October 26, 2009 with the SEC, by Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund (Offshore), Ltd., Accipiter Life Sciences Fund II, LP, Accipiter Life Sciences Fund II (Offshore), Ltd., LP, Accipiter Capital Management, LLC, Candens Capital, LLC and Gabe Hoffman, reporting as a group.
(12)	Information is based solely on a Schedule 13G, filed on July 10, 2009 with the SEC, and was filed jointly by FMR Corp, a parent holding company, Edward C. Johnson III, Fidelity Management & Research Company and Select Medical Delivery.
(13)	Information is based solely on a Schedule 13D, filed on May 13, 2009 with the SEC, by Falck Danmark A/S, Falck A/S, Falck Holding A/S, Nordic Capital V Limited and Nordic Capital V Alpha Limited, reporting as a group.
(14)	Information is based solely on a Schedule 13G, filed on June 3, 2009 with the SEC, by Mittleman Brothers, LLC.

Equity Compensation Plan Information

The following table represents securities authorized for issuance under all of the Company’s existing equity compensation plans at June 30, 2009, which consists of the following:

•	Rural/Metro Corporation 1992 Stock Option Plan;

•	Rural/Metro Corporation 2000 Non-Qualified Stock Option Plan; and

•	Rural/Metro Corporation 2008 Incentive Stock Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plan approved by stockholders	899,859	$2.84	624,500
Equity compensation plan not approved by stockholders(3)	78,166	$0.81	—

Total	978,025	$2.68	624,500

(1)	This includes options to purchase common stock awarded under the 1992 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan (the “2000 Plan”), as well as RSUs and SARs awarded under the 2008 Stock Plan. For a description of these plans, refer to Note 13 to the Company’s consolidated financial statements for the year ended June 30, 2009. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of an SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(2)	This weighted average exercise price does not include outstanding RSUs.
(3)	The 2000 Plan did not require stockholder approval, and was not approved by the stockholders when it was originally adopted. In November 2007, the 2000 Plan was modified to provide that no future option grants will be made pursuant to the 2000 Plan unless stockholders approve an amendment to the 2000 Plan to permit future option grants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by the Company from the Company’s executive officers and directors during the fiscal year ended June 30, 2009, or written representations from such persons that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements during such fiscal year.

DEADLINE FOR RECEIPT OF STOCKHOLDER

PROPOSALS; DISCRETIONARY AUTHORITY

Any stockholder who intends to present a proposal at the annual meeting of stockholders for the year ending June 30, 2010, and have it included in the Company’s proxy materials for that meeting must deliver the proposal to the Company for its consideration no later than July 8, 2010 and must comply with Rule 14a-8 under the Exchange Act.

In addition, under the Company’s bylaws, certain procedures are provided that a stockholder must follow to introduce an item of business at the annual meeting of stockholders following fiscal year 2010. Under these procedures, a notice setting forth information specified in the bylaws must be received by the Company no later than (i) 60 days prior to the annual meeting if such meeting is held on a day which is within 30 days preceding the anniversary of this year’s meeting (December 10, 2009); (ii) 90 days prior to the annual meeting if such meeting is held on or after the anniversary date of this year’s meeting (December 10, 2009); or (iii) if the 2010 annual meeting is held on a date preceding the anniversary of this year’s meeting by more than 30 days, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals properly presented at the Annual Meeting, except in circumstances where (i) the Company receives notice of the proposed matter prior to the deadline set forth in the Company’s bylaws; and (ii) the proponent complies with the other requirements set forth in Rule 14a-4. The Company did not receive notice of any stockholder proposal prior to such deadline; therefore, no stockholder proposal may be properly presented at the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Stockholders currently receiving multiple copies of the Company’s proxy statement and Annual Report can request householding of communications through their brokers. Once householding is elected, it will continue until stockholders are notified otherwise or until the consent is revoked. If, at any time, stockholders no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, they may notify their broker, and direct a written request to Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258, Attn: Corporate Secretary. Stockholders participating in householding may request additional copies of the proxy statement and annual report by contacting the Company at (480) 606-3886.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Scottsdale, Arizona

October 28, 2009

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

RURAL/METRO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF RURAL/METRO CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 10, 2009

AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF

P R O X Y	The undersigned stockholder of Rural/Metro Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company and hereby appoints Kristine B. Ponczak and Elizabeth A. Merritt, and each or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of RURAL/METRO CORPORATION to be held at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, on Thursday, December 10, 2009, at 11:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Important - To be signed and dated on reverse side)

SEE REVERSE SIDE

RURAL/METRO CORPORATION OFFERS STOCKHOLDERS OF RECORD

THREE WAYS TO VOTE THEIR PROXIES

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-690-6903, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 PM New York Time on December 9, 2009.	Visit the Internet voting Web site at www.proxyvote.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 PM New York Time on December 9, 2009.	Simply sign and date your proxy card and return it in the postage-paid envelope to Rural/Metro Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

▼ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL▼

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

1.	ELECTION OF DIRECTORS If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:	FOR all nominees listed below (except as indicated) ☐		WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Eugene I. Davis		Henry G. Walker

						The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Date ______________________________, 2009

__________________________________________

Signature

__________________________________________

Signature

__________________________________________

Title or Authority

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)